Exhibit 99.1

Media contact:  Rob Jewell (330) 659-7999
Investor contact:  John Bingle (330) 659-7788


BF GOODRICH SHAREHOLDERS OVERWHELMINGLY APPROVE MERGER WITH COLTEC INDUSTRIES

         RICHFIELD, Ohio, April 9, 1999 - Shareholders of The BFGoodrich Company today overwhelmingly approved a merger with Coltec Industries Inc. Approximately 96 percent of the shares voted at a special meeting held in New York City were in favor of the merger. Coltec shareholders also overwhelmingly approved the merger at a similar meeting held in Charlotte, N.C., with approximately 96 percent of the shares voted in favor of the transaction.

         David L. Burner, BFGoodrich chairman and chief executive officer, said, "We are bringing together two strong, profitable companies with a focus on providing innovative solutions and quality products to our customers and creating value for our shareholders. This is the beginning of an exciting new era for our company."

         Completion of the merger requires clearance from the Federal Trade Commission. Also, lawsuits filed by AlliedSignal and Crane Company aimed at blocking the merger are pending in U.S. District Court in Indiana. BFGoodrich agreed late yesterday, following discussions with AlliedSignal, that it would not complete the merger until the judge rules on motions to dismiss and to transfer contract issues to arbitration.

         "The shareholders of BFGoodrich and Coltec have overwhelmingly endorsed the fact that this merger is in their best interests," Burner said. "We are now looking forward to completing the merger as quickly as possible."

         Burner pointed out that the merger combines two companies that in recent years have achieved solid earnings performance while establishing a strong platform for future growth, enhanced profitability and the creation of shareholder value.

         Once the merger is completed, Coltec shareholders will receive 0.56 shares of BFGoodrich common stock for each share of Coltec common stock. They will receive written instructions for exchanging their share certificates. BFGoodrich shareholders will keep their certificates. The value of the transaction is about $2 billion, based on yesterday's closing price of BFGoodrich common stock. The headquarters of the merged company will be located in Charlotte.

         BFGoodrich, headquartered in Richfield, Ohio, provides aircraft systems and services and manufactures performance materials that are sold to customers worldwide and used in thousands of consumer and industrial products.

         Coltec is a leading producer of aerospace and industrial products and is headquartered in Charlotte.

          [Part of this announcement contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed with the Securities and Exchange Commission, including but not limited to the last section of the Management's Discussion and Analysis entitled "Forward-Looking Information is Subject to Risk and Uncertainty" contained in the company's Annual Report on Form 10-K and in other filings.]